Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [**] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSISTANCE AGREEMENT
1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.
DE-NE0008928	0015	01/07/2022	81.121
5. Awarded To	6. Sponsoring Office			7. Period of Performance
NuScale Power, LLC	Office of Nuclear Energy			02/04/2020
Attn: KARIN FELDMAN	NE–1			through
6650 SW REDWOOD LANE	U.S. Department of Energy			12/31/2024
SUITE 210	1000 Independence Avenue, S.W.
PORTLAND OR 972247192	Washington DC 20585

8. Type of Agreement	9. Authority		10. Purchase Request or Funding Document No.
☐ Grant	See Text Below		22NE000059
☒ Cooperative Agreement
☐ Other
11. Remittance Address	12. Total Amount		13.	Funds Obligated
NuScale Power, LLC	Govt. Share:		This action:	$15,000,000.00
Attn: NUSCALE POWER LLC	$350,000,000.00
6650 SW REDWOOD LANE	Cost Share :		Total:	$185,500,000.00
SUITE 210	$350,000,000.00
PORTLAND OR 972247192	Total :
$700,000,000.00

14. Principal Investigator	15. Program Manager	16. Administrator
	Rebecca L. Onuschak	Idaho Operations
	Phone: 301–903–0023	U.S. Department of Energy
Idaho Operations
1955 Fremont Avenue
MS 1221
Idaho Falls ID 83415

17. Submit Payment Requests To	18. Paying Office			19. Submit Reports To
VIPERS	OR for Idaho			See Reporting Checklist
https://vipers.doe.gov	U.S. Department of Energy
Any questions, please contact	Oak Ridge Financial Service Center
by call/email 855–384–7377 or	P.O. Box 6017
VipersSupport@hq.doe.gov	Oak Ridge TN 37831

20. Accounting and Appropriation Data
See Schedule

21. Research Title and/or Description of Project
NUSCALE SMALL MODULAR REACTOR (SMR) FIRST-OF-A-KIND (FOAK) NUCLEAR DEMONSTRATION READINESS PROJECT
COMPLETION

For the Recipient	For the United States of America
22. Signature of Person Authorized to Sign	25. Signature of Grants/Agreements Officer
Karin Feldman	Digitally signed by Karin Feldman
Date: 2022.01.10 08:20:54 -08’00’	Signature on File

23. Name and Title	24. Date Signed	26. Name of Officer		27. Date Signed

Karin Feldman, VP Program Management Office	Suzette M. Olson

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-NE0008928/0015	2	2
NAME OF OFFEROR OR CONTRACTOR
Nuscale Power, LLC

ITEM NO.	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
(A)	(B)	(C)	(D)	(E)	(F)
DUNS Number: 015923328 Text for block 9 – Authority: 42 U.S.C. 2011 §§ 2011, 2013–2014, 2051–2053, Atomic Energy Act of 1954, as amended by the Department of Energy Organization Act of 1977, as amended; EPAct 2002 & 2005.

Block 14: The Principal investigator is Karin Feldman.

This amendment adds $15,000,000 of incremental funding. Total amount of funding for this award is changed from $170,500,000 to $185,500,000. Revised Budget Sheet Attachment B1 Rev.0011 is attached to this amendment. Revised budget sheet shows the amount of funds obligated to date at $185,500,000.

This amendment also updates the following document to the award: Attachment b5 -Project Milestone Document – Rev. 004

All other Terms and Conditions of the award remain unchanged. ASAP: NO: STD IMMEDIATE Extent Competed: NOT COMPETED Davis-Bacon Act: NO PI: Karin Feldman

JULY 2004

Special Terms and Conditions

Grants and Cooperative Agreements

RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

AWARD AGREEMENT TERMS AND CONDITIONS (DECEMBER 2014)

This award/agreement consists of the Grant and Cooperative Agreement cover page, plus the following:

a. Applicable program regulations at http://www.eCFR.gov

b. DOE Assistance Regulations, 2 CFR Part 200 as amended by 2 CFR Part 910 at http://eCFR.gov

c. Application/proposal as approved by DOE.

d. National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://www.nsf.gov/awards/managing/rtc.jsp.

If the award is for Research, the Federal-Wide Research Terms and Conditions. Note: The final version of the Research Terms and Conditions and the DOE Agency Specific Requirements will be come effective for this award upon pulication at: http://www.nsf.gov/awards/managing/rtc.jsp

AWARD PROJECT PERIOD AND BUDGET PERIODS

The Project Period for this award is 02/04/2020 through 12/31/2024 consisting of the following Budget Periods:

Budget Period	Start Date	End Date	Total Budget
1	02/04/2020	12/31/2020	221,942,623.00
2	01/01/2021	12/31/2021	217,777,748.00
3	01/01/2022	12/31/2022	152,891,439.00
4	01/01/2023	12/31/2023	77,762,782.00
5	01/01/2024	12/31/2024	29,625,408.00

LEGAL AUTHORITY AND EFFECT (JUNE 2015)

(a) A DOE financial assistance award is valid only if it is in writing and is signed, either in writing or electronically, by a DOE Contracting Officer.

(b) Recipients are free to accept or reject the award. A request to draw down DOE funds constitutes the Recipient’s acceptance of the terms and conditions of this Award.

PAYMENT PROCEDURES – REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a. Method of Payment. Payment will be made by reimbursement through ACH.

b. Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, you must enroll at https://vipers.oro.doe.gov. Detailed instructions on how to enroll are provided on the web site.

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For non-construction awards, you must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation. The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, you must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

c. Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d. Adjusting payment requests for available cash. You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

e. Payments. The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after your request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you. You may check the status of your payments at the VIPER web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

COST SHARING FFRDC’S NOT INVOLVED

a. Total Estimated Project Cost is the sum of the Government share and Recipient share of the estimated project costs. The Recipient’s cost share must come from non-Federal sources unless otherwise allowed by law. By accepting federal funds under this award, you agree that you are liable for your percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion.

b. If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a of this article, you should immediately provide written notification to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award indicating whether you will continue or phase out the project. If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c. You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA. Such records are subject to audit.

d. Failure to provide the cost sharing required by this Article may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

Budget Period No.	Budget Period Start	Government Share $/%	Recipient Share $/%	Total Estimated Cost
1	02/04/2020	110,971,312.00	110,971,311.00	221,942,623.00
2	01/01/2021	108,888,874.00	108,888,874.00	217,777,748.00
3	01/01/2022	76,445,719.00	76,445,720.00	152,891,439.00
4	01/01/2023	38,881,391.00	38,881,391.00	77,762,782.00
5	01/01/2024	14,812,704.00	14,812,704.00	29,625,408.00

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INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - COEXTENSIVE BUDGET PERIOD AND PROJECT PERIOD

This award is funded on an incremental basis. The maximum obligation of the DOE/NNSA is limited to the amount shown on the Award Agreement. You are not obligated to continue performance of the project beyond the total amount obligated and your pro rata share of the project costs, if cost sharing is required. Additional funding is contingent upon (1) availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; and (3) substantial progress towards meeting the objectives of the award.

REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a. If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b. Recipients are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost sharing.

PRE-AWARD COSTS (DECEMBER 2014)

You are entitled to reimbursement for costs incurred on or after , as authorized by the pre-award costs letter, if such costs are allowable in accordance with the applicable Federal cost principles referenced in 2 CFR Part 200 as amended by 2 CFR Part 910.

PROPERTY STANDARDS (DECEMBER 2014)

The complete text of the new Property Standards can be found at 2 CFR 200, parts 200.310 through 200.316.

FEDERALLY OWNED AND EXEMPT PROPERTY (GOVERNMENT-FURNISHED ) (DECEMBER 2014)

See award attachments for a listing of federally-owned property accountable under this award. Title to Federally-owned property remains vested in the Federal Government. Federally-owned property shall be managed in accordance with 2 CFR part 200.312, and reported as prescribed in Attachment 3, Federal Assistance Reporting Checklist.

EQUIPMENT (DECEMBER 2014)

Subject to the conditions provided in 2 CFR part 200.313, title to equipment (property) acquired under a Federal award will vest conditionally with the non-Federal entity.

The non-Federal entity cannot encumber this property and must follow the requirements of 2 CFR part 200.313 before disposing of the property.

States must use equipment acquired under a Federal award by the state in accordance with state laws and procedures.

Equipment must be used by the non-Federal entity in the program or project for which it was acquired as long as it is needed, whether or not the project or program continues to be supported by the Federal award. When no longer needed for the originally authorized purpose, the equipment may be used by programs supported by the Federal awarding agency in the priority order specified in 2 CFR part 200.313(c)(1)(i) and (ii).

Management requirements, including inventory and control systems, for equipment are provided in 2 CFR part 200.313(d).

When equipment acquired under a Federal award is no longer needed, the non-Federal entity must obtain disposition instructions from the Federal awarding agency or pass-through entity.

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Disposition will be made as follows: (a) items of equipment with a current fair market value of $5,000 or less may be retained, sold, or otherwise disposed of with no further obligation to the Federal awarding agency;(b) Non-Federal entity may retain title or sell the equipment after compensating the Federal awarding agency as described in 2 CFR part 200.313(e)(2); or (c) transfer title to the Federal awarding agency or to an eligible third party as specified in CFR part 200.313(e)(3).

See 2 CFR part 200.313 for additional requirements pertaining to equipment acquired under a Federal award.

Also see 2 CFR part 910.360 for additional requirements for Equipment for For-Profit recipients.

See also 2 CFR part 200.439 Equipment and other capital expenditures.

SUPPLIES (DECEMBER 2014)

See 2 CFR part 200.314 for requirements pertaining to supplies acquired under a Federal award.

See also § 200.453 Materials and supplies costs, including costs of computing devices.

INTANGIBLE PROPERTY (DECEMBER 2014)

Title to intangible property (as defined in 2 CFR part 200.59) acquired under a Federal award vests upon acquisition in the non-Federal entity. Intangible property includes trademarks, copyrights, patents and patent applications.

See 2 CFR part 200.315 for additional requirements pertaining to intangible property acquired under a Federal award.

Also see 2 CFR part 910.362 for additional requirements for Intellectual Property for For-Profit recipients.

PROPERTY TRUST RELATIONSHIP (DECEMBER 2014)

Real property, equipment, and intangible property, that are acquired or improved with a Federal award must be held in trust by the non-Federal entity as trustee for the beneficiaries of the project or program under which the property was acquired or improved.

See 2 CFR part 200.316 for additional requirements pertaining to real property, equipment, and intangible property acquired or improved under a Federal award.

USE OF PROGRAM INCOME - COST SHARING

If you earn program income during the project period as a result of this award, you may use the program income to meet your cost sharing requirement.

STATEMENT OF FEDERAL STEWARDSHIP

DOE/NNSA will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to insure that the award objectives have been accomplished.

STATEMENT OF SUBSTANTIAL INVOLVEMENT PROVIDED AS ATTACHMENT

A Statement of Substantial Involvement applicable to this cooperative agreement is provided as an attachment to this award.

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SITE VISITS

DOE/NNSA’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. You must provide, and must require your subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

ENVIRONMENTAL, SAFETY AND HEALTH (ES&H) PERFORMANCE OF WORK AT DOE FACILITIES

With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the recipient agrees to comply with all State and Federal ES&H regulations and with all other ES&H requirements of the operator of such site.

Prior to the performance on any work at a DOE-Owned or controlled site, the recipient shall contact the site facility manager for information on DOE and site specific ES&H requirements.

The recipient shall apply this provision to its sub-recipients and contractors.

REPORTING REQUIREMENTS (APRIL 2018)

a. Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b. Dissemination of scientific/technical reporting products. Reporting project results in scientific and technical information (STI) publications/products to the DOE Office of Scientific and Technical Information (OSTI) ensures dissemination of research results to the public as well as preservation of the results. The DOE form F 4600.2, B. Scientific/Technical Reporting, has instructions for the DOE Energy Link (E-Link) system managed by OSTI. Scientific/technical reports and other STI products submitted under this award will be disseminated publicly on the Web via OSTI.GOV (https://www.osti.gov), unless the STI contains patentable material, protected data, or SBIR/STTR data, which must be indicated per instructions in DOE 4600.2.

c. Restrictions. STI products submitted to the DOE via E-link must not contain any Protected Personally Identifiable Information (PII), classified information, information subject to export control classification, or other information not subject to release.

PUBLICATIONS

a. You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b. An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

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Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a. The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced on the Agreement Face Page. A list of all intellectual property provisions may be found at http://energy.gov/gc/standard-intellectual-property-ip-provisions-financial-assistance-awards.

b. Questions regarding intellectual property matters should be referred to the DOE Award Administrator and the Patent Counsel designated as the service provider for the DOE office that issued the award. The IP Service Providers List is found at http://energy.gov/gc/downloads/intellectual-property-ip-service-providers-acquisition-and-assistance-transactions.

NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD (DECEMBER 2014)

a. This award is intended for unclassified, publicly releasable research. You will not be granted access to classified information. DOE/NNSA does not expect that the results of the research project will involve classified information. Under certain circumstances, however, a classification review of information originated under the award may be required. The Department may review research work generated under this award at any time to determine if it requires classification.

b. Executive Order 12958 (60 Fed. Reg. 19,825 (1995)) states that basic scientific research information not clearly related to the national security shall not be classified. Nevertheless, some information concerning (among other things) scientific, technological, or economic matters relating to national security or cryptology may require classification. If you originate information during the course of this award that you believe requires classification, you must promptly:

1.	Notify the DOE Project Officer and the DOE Award Administrator;
2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P.O. Box A; Germantown, MD 20875-0963, for classification review.
3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 30 days after receipt by the Director, Office of Classification and Information Control.

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c. If you originate information concerning the production or utilization of special nuclear material (i.e., plutonium, uranium enriched in the isotope 233 or 235, and any other material so determined under section 51 of the Atomic Energy Act) or nuclear energy, you must:

1.	Notify the DOE Project Officer and the DOE Award Administrator;
2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P. O. Box A; Germantown, MD 20875-0963 for classification review within 180 days of the date the recipient first discovers or first has reason to believe that the information is useful in such production or utilization.
3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 90 days after receipt by the Director, Office of Classification and Information Control.

d. If DOE determines any of the information requires classification, you agree that the Government may terminate the award with consent of the recipient in accordance with 2 CFR Part 200.339(a)(3). All material deemed to be classified must be forwarded to the DOE, in a manner specified by DOE.

e. If DOE does not respond within the specified time periods, you are under no further obligation to restrict access to the information.

CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 2 CFR PART 200 AS AMENDEDED BY 2 CFR PART 910 (DECEMBER 2014)

a. Continuation Application. A continuation application is a non-competitive application for an additional budget period within a previously approved project period. At least 90 days before the end of each budget period, you must submit to the DOE Technical Project Officer and the DOE Contract Specialist your continuation application, which includes the following information:

1. A report on your progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

2. A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award

3. A description of your plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved application.

b. Continuation Funding. Continuation funding is contingent on (1) availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; (3) substantial progress towards meeting the objectives of your approved application; (4) submittal of required reports; and (5) compliance with the terms and conditions of the award.

LOBBYING RESTRICTIONS (MARCH 2012)

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

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NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

PERFORMANCE OF WORK IN UNITED STATES

In accordance with the objectives of this program, the Recipient agrees that a majority of the direct labor cost for the project (including subcontractor labor) shall be incurred in the United States, unless the Recipient can demonstrate to the satisfaction of the Department of Energy that the United States economic interest will be better served through a greater percentage of the work being performed outside the United States.

DOE APPROVAL FOR SUBCONTRACTS

The Recipient is required to obtain DOE approval on all subcontracts or subagreements over $5 million, including all options and/or material modifications thereto.

KEY PERSONNEL (DECEMBER 2014)

The individual named in Block 14 of the Assistance Agreement is designated a key personnel. Changes to designated key personnel or participating organizations require prior DOE approval in accordance with 2 CFR 200.308.

PROHIBITION ON PERSONALLY IDENTIFIABLE INFORMATION (PII)

The Recipient / Contractor must not provide PII, either printed or electronic, to the U.S. Department of Energy within any deliverable, report or submittal under this agreement / contract. Personally Identifiable Information (PII) is any information maintained by the Contractor / Recipient about an individual, including but not limited to, education, financial transactions, medical history and criminal or employment history, and information that can be used to distinguish or trace an individual’s identity, such as his/her name, social security number, date and place of birth, mother’s maiden name, biometric data, etc., and including any other personal information that is linked or linkable to a specific individual. This requirement must be incorporated into any and all subcontracts or subagreements to the lowest tier.

CONFIDENTIAL BUSINESS INFORMATION

The Government acknowledges that the recipient or its subcontractors may provide to DOE confidential or proprietary business, technical or financial information. DOE will manage this information consistent with the Trade Secrets Act, 18 U.S.C. §1905. DOE will also process any request for release of this information to the public consistent with the Freedom of Information Act (FOIA), 5 U.S.C. §552 and DOE’s FOIA regulations, 10 C.F.R Part 1004. DOE agrees that any confidential business, financial, and legal information provided by the recipient is not “data” within the meaning of the Rights in Data clause.

PROPRIETARY INFORMATION

Patentable ideas, trade secrets, proprietary or confidential commercial or financial information, disclosure of which may harm the awardee, should be included in correspondence only when such information is necessary to convey an understanding of a report or other requested information. The use and disclosure of such data may be restricted, provided the awardee includes the following language on the document(s) and specifies the pages of the document(s) which are to be restricted:

“The data contained in pages                 of this                         have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes. DOE shall have the right to use or disclose the data herein to the extent provided in the award. This restriction does not limit the government’s right to use or disclose data obtained without restriction from any source, including the applicant.”

To protect such data, each line or paragraph on the pages containing such data must be specifically identified and marked with a legend similar to the following:

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“The following contains proprietary information that (awardee) requests not be released to persons outside the Government, except for purposes of review and evaluation.”

CHANGE OF CONTROL

a.	Change of Control is defined as any of the following:

(1) Any event by which any individual or entity other than the recipient becomes the benefical owner of more than 50% of total voting power of the voting stock of the recipient;

(2) The recipient merges with or into any entity other than a transaction in which the shares of the recipient’s voting stock are converted into a majority of the voting stock of the surviving entity;

(3) The sale, lease or transfer of all or substantially all of the assets of the recipient to any individual or entity other than the recipient in one or a series of related transactions;

(4) The adoption of a plan relating to the liquidation or dissolution of the recipient; or (5)Where the recipient is a wholly-owned subsidiary at the time of award or novation, and the recipient’s parent entity undergoes a Change of Control as defined in this section.

b.	Upon any Change of Control or if DOE requests the information in writing, the recipient must provide the contracting officer with documentation identifying all parties who exercise control in the recipient at the time of award.

c.	When there is a Change of Control of a recipient, or the recipient has reason to know a Change of Control is likely, the recipient must notify the contracting officer within thirty (30) days of its knowledge of such Change of Control. Such notification must include, at a minimum, copies of documents necessary to reflect the transaction that resulted or will result in the Change of Control, and identification of all entities, individuals or other parties to such transaction. Failure to notify the contracting officer of a Change of Control is grounds for suspension of the award or termination for failure to comply with the terms and conditions of the award.

d.	The contracting officer must authorize a Change of Control for the purposes of the award. Failure to receive the contracting officer’s authorization for a Change of Control may lead to a suspension of the award, termination for failure to comply with the terms and conditions of the award, or imposition of special award conditions pursuant to 10 CFR 600.304. Special award conditions may include, but are not limited to:

(1) Additional reporting requirements related to the Change of Control; and

(2) Suspension of payments due to the recipient.

INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a. You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii) the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

b. Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph a; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

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c. Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

d. Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION

a. Reporting of first-tier subawards.

1. Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2. Where and when to report.

i. You must report each obligating action described in paragraph a.1 of this award term to http://www.fsrs.gov.

ii. For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3. What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

b. Reporting Total Compensation of Recipient Executives.

1. Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if

i. the total Federal funding authorized to date under this award is $25,000 or more;

ii. in the preceding fiscal year, you received;

(A) 80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and iii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

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2. Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:

i. As part of your registration profile at http://www.sam.gov.

ii. By the end of the month following the month in which this award is made, and annually thereafter.

c. Reporting of Total Compensation of Subrecipient Executives.

1. Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient’s five most highly compensated executives for the subrecipient’s preceding completed fiscal year, if;

i. in the subrecipient’s preceding fiscal year, the subrecipient received;

(A) 80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

ii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:

i. To the recipient.

ii. By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month of October of a given year ( i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

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d. Exemptions. If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:

i. Subawards, and

ii. The total compensation of the five most highly compensated executives of any subrecipient.

e. Definitions. For purposes of this award term:

1. Entity means all of the following, as defined in 2 CFR part 25:

i. A Governmental organization, which is a State, local government, or Indian tribe;

ii. A foreign public entity;

iii. A domestic or foreign nonprofit organization;

iv. A domestic or foreign for-profit organization;

v. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

2. Executive means officers, managing partners, or any other employees in management positions.

3. Subaward:

i. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.

ii. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. __ .210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Organizations).

iii. A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4. Subrecipient means an entity that:

i. Receives a subaward from you (the recipient) under this award; and

ii. Is accountable to you for the use of the Federal funds provided by the subaward.

5. Total compensation means the cash and noncash dollar value earned by the executive during the recipient’s or subrecipient’s preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):

i. Salary and bonus.

ii. Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

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iii. Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

iv. Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

v. Above-market earnings on deferred compensation which is not tax-qualified.

vi. Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

ANNUAL AUDIT

If the recipient expends $750,000 or more in a year under Federal awards, they must have a compliance audit conducted for that year by an independent auditor in accordance with the requirements in 2 CFR Parts 910.500 through 910.521.

FINAL INCURRED COST AUDIT (DECEMBER 2014)

In accordance with 2 CFR Part 200 as amended by 2 CFR Part 910, DOE reserves the right to initiate a final incurred cost audit on this award. If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

INDEMNITY

The Recipient shall indemnify the Government and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys’ fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of Government officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

CONFERENCE SPENDING

The recipient shall not expend any funds on a conference not directly and programmatically related to the purpose for which the grant or cooperative agreement was awarded that would defray the cost to the United States Government of a conference held by any Executive branch department, agency, board, commission, or office for which the cost to the United States Government would otherwise exceed $20,000, thereby circumventing the required notification by the head of any such Executive Branch department, agency, board, commission, or office to the Inspector General (or senior ethics official for any entity without an Inspector General), of the date, location, and number of employees attending such conference.

REPORTING OF MATTERS RELATED TO RECIPIENT INTEGRITY AND PERFORMANCE (DECEMBER 2015)

1. General Reporting Requirement

If the total value of your currently active grants, cooperative agreements, and procurement contracts from all Federal awarding agencies exceeds $10,000,000 for any period of time during the period of performance of this Federal award, then you as the recipient during that period of time must maintain the currency of information reported to the System for Award Management (SAM) that is made available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System (FAPIIS)) about civil, criminal, or administrative proceedings described in paragraph 2 of this award term and condition. This is a statutory requirement under section 872 of Public Law 110-417, as amended (41 U.S.C. 2313). As required by section 3010 of Public Law 111-212, all information posted in the designated integrity and performance system on or after April 15, 2011, except past performance reviews required for Federal procurement contracts, will be publicly available.

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2. Proceedings About Which You Must Report

Submit the information required about each proceeding that:

a. Is in connection with the award or performance of a grant, cooperative agreement, or procurement contract from the Federal Government;

b. Reached its final disposition during the most recent five year period; and

c. Is one of the following:

(1) A criminal proceeding that resulted in a conviction, as defined in paragraph 5 of this award term and condition;

(2) A civil proceeding that resulted in a finding of fault and liability and payment of a monetary fine, penalty, reimbursement, restitution, or damages of $5,000 or more;

(3) An administrative proceeding, as defined in paragraph 5. of this award term and condition, that resulted in a finding of fault and liability and your payment of either a monetary fine or penalty of $5,000 or more or reimbursement, restitution, or damages in excess of $100,000; or

(4) Any other criminal, civil, or administrative proceeding if:

(i) It could have led to an outcome described in paragraph 2.c.(1), (2), or (3) of this award term and condition;

(ii) It had a different disposition arrived at by consent or compromise with an acknowledgment of fault on your part; and

(iii) The requirement in this award term and condition to disclose information about the proceeding does not conflict with applicable laws and regulations.

3. Reporting Procedures

Enter in the SAM Entity Management area the information that SAM requires about each proceeding described in paragraph 2 of this award term and condition. You do not need to submit the information a second time under assistance awards that you received if you already provided the information through SAM because you were required to do so under Federal procurement contracts that you were awarded.

4. Reporting Frequency

During any period of time when you are subject to the requirement in paragraph 1 of this award term and condition, you must report proceedings information through SAM for the most recent five year period, either to report new information about any proceeding(s) that you have not reported previously or affirm that there is no new information to report. Recipients that have Federal contract, grant, and cooperative agreement awards with a cumulative total value greater than $10,000,000 must disclose semiannually any information about the criminal, civil, and administrative proceedings.

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5. Definitions

For purposes of this award term and condition:

a. Administrative proceeding means a non-judicial process that is adjudicatory in nature in order to make a determination of fault or liability (e.g., Securities and Exchange Commission Administrative proceedings, Civilian Board of Contract Appeals proceedings, and Armed Services Board of Contract Appeals proceedings). This includes proceedings at the Federal and State level but only in connection with performance of a Federal contract or grant. It does not include audits, site visits, corrective plans, or A. Reporting of Matters Related to Recipient Integrity and Performance

b. Conviction, for purposes of this award term and condition, means a judgment or conviction of a criminal offense by any court of competent jurisdiction, whether entered upon a verdict or a plea, and includes a conviction entered upon a plea of nolo contendere.

c. Total value of currently active grants, cooperative agreements, and procurement contracts includes—

(1) Only the Federal share of the funding under any Federal award with a recipient cost share or match; and

(2) The value of all expected funding increments under a Federal award and options, even if not yet exercised.

SYSTEM FOR AWARD MANAGEMENT AND UNIVERSAL IDENTIFIER REQUIREMENTS

A. Requirement for Registration in the System for Award Management (SAM)

Unless you are exempted from this requirement under 2 CFR 25.110, you as the recipient must maintain the currency of your information in SAM until you submit the final financial report required under this award or receive the final payment, whichever is later. This requires that you review and update the information at least annually after the initial registration, and more frequently if required by changes in your information or another award term. If you had an active registration in the CCR, you have an active registration in SAM.

B. Requirement for Data Universal Numbering System (DUNS) Numbers If you are authorized to make subawards under this award, you:

1. Must notify potential subrecipients that no entity (see definition in paragraph C of this award term) may receive a subaward from you unless the entity has provided its DUNS number to you.

2. May not make a subaward to an entity unless the entity has provided its DUNS number to you.

C. Definitions

For purposes of this award term:

1. System for Award Management (SAM) means the Federal repository into which an entity must provide information required for the conduct of business as a recipient. Additional information about registration procedures may be found at the SAM Internet site (currently at http://www.sam.gov).

2. Data Universal Numbering System (DUNS) number means the nine-digit number established and assigned by Dun and Bradstreet, Inc. (D&B) to uniquely identify business entities. A DUNS number may be obtained from D&B by telephone (currently 866-705-5711) or the Internet (currently at http://fedgov.dnb.com/webform).

3. Entity, as it is used in this award term, means all of the following, as defined at 2 CFR part 25, subpart C:

a. A Governmental organization, which is a State, local government, or Indian Tribe;

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b. A foreign public entity;

c. A domestic or foreign nonprofit organization;

d. A domestic or foreign for-profit organization; and

e. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

4. Subaward:

a. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.

b. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. .210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Orga

c. A subaward may be provided through any legal agreement, including an agreement that you consider a contract.

5. Subrecipient means an entity that:

a. Receives a subaward from you under this award; and

b. Is accountable to you for the use of the Federal funds provided by the subaward.

CORPORATE FELONY CONVICTION AND FEDERAL TAX LIABILITY ASSURANCES (MARCH 2014)

By entering into this agreement, the undersigned attests that the corporation has not been convicted of a felony criminal violation under Federal law in the 24 months preceding the date of signature.

The undersigned further attests that the corporation does not have any unpaid Federal tax liability that has been assessed, for which all judicial and administrative remedies have been exhausted or have lapsed, and that is not being paid in a timely manner pursuant to an agreement with the authority responsible for collecting the tax liability.

For purposes of these assurances, the following definitions apply: A Corporation includes any entity that has filed articles of incorporation in any of the 50 states, the District of Columbia, or the various territories of the United States [but not foreign corporations]. It includes both for-profit and non-profit organizations.

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NuScale Power LLC

Award Number: DE-NE0008928

Point of Contact Sheet

DOE CONTACTS	RECIPIENT CONTACTS
Contract Specialist	Business Officer
Mark B Payne	Julie Adelman
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
DOE Project Manager/Initiator	Principal Investigator (PI)
Bradley Brown	Karin Feldman
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
HQ Program Manager	Co-Principal Investigator
Melissa Bates
Telephone Number: [**]	Telephone Number:
Email: [**]	Email:
Technical Project Officer	Financial Report POC
Bradley Brown	Julie Adelman
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
Technical Monitor	Additional POC
Robert K. Temple
Telephone Number:	Telephone Number: [**]
Email:	Email: [**]
Contracting Officer
Suzette M. Olson
Telephone Number: [**]
Email: [**]
Budget Specialist
Kendall Kincaid
Telephone Number: [**]
Email: [**]

U.S.Department of Energy

Federal Assistance Budget Information

1.	Award Number:	2.	Awardee Name and Address:
	DE-NE0008928		NuScale Power LLC
3.	Mod Number:		6650 SW REDWOOD LANE
	015		Portland, OR97224-7192
4.	Project Title:	5.	Project Period:
	NuScale Small Modular Reactor (SMR) First-of-a- Kind (FOAK) Nuclear Demonstraton Readiness Project Completion		02/04/2020 - 12/31/2024

SECTION A - BUDGET SUMMARY

Budget Period	Start Date	End Date	Federal	Non-Federal	Total Approved Budget	Total Obligated Federal Funds
1	02/04/2020	12/31/2020	100,501,568.00	72,776,997.00	173,278,565.00	100,501,568.00
2	01/01/2021	12/31/2021	70,073,759.00	78,702,799.00	148,776,558.00	70,073,759.00
3	01/01/2022	12/31/2022	69,956,485.00	93,493,247.00	163,449,732.00	14,924,673.00
4	01/01/2023	12/31/2023	64,866,860.00	60,422,628.00	125,289,488.00	0.00
5	01/01/2024	12/31/2024	44,601,328.00	44,604,329.00	89,205,657.00	0.00
TOTALS			350,000,000.00	350,000,000.00	700,000,000.00	185,500,000.00

SECTION B - BUDGET CATEGORIES

Object Class Categories	Period 1	Period 2	Period 3	Period 4	Period 5	Total
Personnel	26,854,142.00	23,846,422.00	25,457,699.00	18,869,558.00	17,581,622.00	112,609,443.00
Fringe Benefits	10,082,548.00	9,006,793.00	9,615,373.00	7,127,032.00	6,640,578.00	42,472,324.00
Travel	243,706.00	251,771.00	661,940.00	728,435.00	520,390.00	2,406,242.00
Subcontracts	64,404,538.00	65,104,906.00	65,912,469.00	50,457,090.00	22,026,628.00	267,905,631.00
Indirect Costs	51,745,149.00	41,539,859.00	44,045,375.00	28,657,777.00	26,403,483.00	192,391,643.00
Contract Labor	10,156,670.00	6,368,701.00	6,514,551.00	1,062,070.00	707,956.00	24,809,948.00
NRC
Fees/Subcontractors	9,791,812.00	2,658,106.00	11,242,325.00	18,387,526.00	15,325,000.00	57,404,769.00
Total	173,278,565.00	148,776,558.00	163,449,732.00	125,289,488.00	89,205,657.00	700,000,000.00

SECTION C - FFRDC FUNDING

Share	Period 1	Period 2	Period 3	Period 4	Period 5	Total
DOE Share	100,501,568.00	70,073,759.00	69,956,485.00	64,866,860.00	44,601,328.00	350,000,000.00
Awardee Cost Share	72,776,997.00	78,702,799.00	93,493,247.00	60,422,628.00	44,604,329.00	350,000,000.00
FFRDC	0.00	0.00	0.00	0.00	0.00	0.00
Total	173,278,565.00	148,776,558.00	163,449,732.00	125,289,488.00	89,205,657.00	700,000,000.00

Note 1: All estimated future budget allocations are subject to availability of funds.

Note 2: FFRDC funding will be provided directly to the lab and will not be available to Awardee.

DOE F 4600.2

(03/2017)

All Other Editions Are Obsolete

U.S.Department of Energy

FEDERAL ASSISTANCE REPORTING CHECKLIST

AND INSTRUCTIONS

1. Identification Number: DE-NE0008928		2. Program/Project Title:
3. Recipient:		NuScale Small Modular Reactor (SMR) First-of-a-Kind (FOAK) Nuclear
NuScale Power LLC		Demonstraton Readiness Project Completion
6650 SW REDWOOD LANE
Portland, OR97224-7192
4. Reporting Requirements:		Frequency	Addresses
A. MANAGEMENT REPORTING
☑ Research Performance Progress Report (RPPR) (RD & D Projects)		Q F	https://fedconnect.net & (A B E )
☐ Progress Report (Non - RD & D Projects)
☑ Special Status Report		O	https://fedconnect.net & (A B E )
B. SCIENTIFIC/TECHNICAL REPORTING
(Dissemination of results is required for RD&D projects. Reports & other S&T publications/products must be submitted using the appropriate DOE Announcement Notice(AN) located at: https:www.osti.gov/elink )
Product	Announcement Notice(AN)
☑ Scientific & Technical Reporting Product
A. Journal Article-Accepted Manuscript	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
B. Scientific/Technical Conference
Paper /Presentation or Proceedings	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
C. Scientific/Technical Software & Manual	DOE AN 241.4	A	https://www.osti.gov/elink/241-4.jsp https://fedconnect.net
D. Other STI (e.g., dissertation/thesis,
see instructions)	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
☑ Final Scientific/Technical Report	DOE AN 241.3	F	https://www.osti.gov/elink-2413 https://fedconnect.net
C. FINANCIAL REPORTING
☑ SF -425, Federal Financial Report		Q F	https://fedconnect.net & (A B E )
D. CLOSEOUT REPORTING
☑ Patent Certification		F	https://fedconnect.net & (A E )
☑ SF -428 & 428B Final Property Report		F	https://fedconnect.net & (A E )
☐ Other (see special instructions)
E. OTHER REPORTING
☑ Annual Indirect Cost Proposal		O	https://fedconnect.net (or Cognizant Federal Agency) &
(A E )
☑ Audit of For-Profit Recipients		O	https://fedconnect.net & send to CFO at:
DOE-Audit-Submission@hq.doe.gov & (A E )
☑ SF -428 Tangible Personal Property Report Forms Family		O	https://fedconnect.net & (A E )
☐ Other (see special instructions)
FREQUENCY CODES AND DUE DATES:
A - Within 5 calendar days after events or as specified		F - Final; within 90 calendar days after expiration or termination of award.
Y - Yearly; within 90 days after the end of the reporting period.		Y180 - Yearly; within 180 days after the end of the recipient’s fiscal year.
Q - Quarterly; within 30 days after end of the reporting period.		S - Semiannually; within 30 days after end of reporting period.
O - Other; See special instructions for further details.

5. Special Instructions: [Insert special instructions to recipient for unique reporting requirements or reporting requirements with frequency of O]

Your performance in providing on-time report deliverables will be monitored by Procurement Services Division (PSD), Idaho Operations Office, Department of Energy. Reports not received by the specified due date are late. Overdue, inaccurate, or non-conforming reports are not acceptable. PSD will withhold payments or take other administrative actions as needed for non-compliance with reporting requirements. Only the Contracting Officer may waive or excuse required reports.

In order for accurate logging and processing of reports, it is critical that reports be sent to all the specified addressees and in the manner requested. PSD receives a copy of all reports via psdrept@id.doe.gov. The message subject line must include the award number.

Message Subject Line Example: DE-NE000XXXX, 4Q SF 269A Report.

The official award number must also be identified on all reports. A project number, if assigned by the program manager, may also be included, but is not a substitute for the official award number.

Special Instructions:

FREQUENCY OF REPORTING REQUIREMENTS MARKED WITH “O” or “A”

A.	Management Reporting:

- Special Status Report – See frequency in Section A below

B.	Scientific/Technical Reporting:

- Scientific & Technical Reporting Product – Within 30 days after document is issued, presented, or announced. In addition to the osti.gov and fedconnect.net email addresses the Scientific/Technical Reporting also requires a copy to be sent to Melissa.bates@nuclear.energy.gov

E.	Other Reporting:

- Reports are to be submitted on an annual basis.

REPORT ADDRESSEES

A.	Procurement Services Division (PSD): psdrept@id.doe.gov
B.	DOE Project Manager: Jihad Aljayoushi, [**]
C.	DOE Headquarters Program Manager: Melissa Bates, [**]
D.	Technical Monitor:
E.	Technical Project Officer: Melissa Bates, [**]
F.
G.

Federal Assistance Reporting Instructions

A.	MANAGEMENT REPORTING

For awards involving RD&D a Research Performance Progress Report is required to be submitted. For all other awards a Progress Report is required to be submitted.

Either the Research Performance Progress Report (RPPR) or the Progress Report must be checked, but not both.

Research Performance Progress Report (RPPR) (RD&D Projects)

See the attachment entitled “Research Performance Progress Report” for instructions on what the Recipient is to include in the RPPR.

Progress Report (Non-RD&D Projects)

The Recipient must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	The DOE award and report information:

a.	The DOE Award Number (as it appears on the award face page)

b.	Recipient Name (as it appears on the award face page)

c.	Project Title

d.	PD/PI Name, Title and Contact Information (e-mail address and phone number)

e.	Name of Submitting Official, Title, and Contact Information (e-mail address and phone number), if other than PD/PI

f.	Project Period (Start Date, End Date)

g.	Report Submission Date

h.	Reporting Period Start and End Date

2.	A written comparison of the actual project accomplishments with the project goals and objectives established for the reporting period; if goals and/or objectives for the reporting period were not met, a detailed description of the variance shall be provided.

3.	A discussion of what was accomplished under these goals and objectives established for this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

4.	Cost Status. A comparison of the approved budget by budget period and the actual costs incurred during the reporting period shall be provided. If cost sharing is required, the cost breakdown shall show the DOE share, recipient share, and total costs.

5.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variances. You may use your own project management system to provide this information.

6.	Describe any changes during the reporting period in project approach and the reasons for these changes. Remember, significant changes to the project objectives and scope require prior approval by the Contracting Officer.

7.	Describe any actual or anticipated problems or delays and any actions taken or planned to resolve them.

8.	Describe any absence or changes of key personnel or changes in consortium/teaming arrangement during the reporting period.

9.	List and describe any product produced or technology transfer activities accomplished during this reporting period, such as:

A.	Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

B.	Web site or other Internet sites (list the URL) that reflect the results of this project.

C.	Networks or collaborations fostered.

D.	Technologies/Techniques (Identify and Describe).

E.	Inventions/Patent Applications (Identify and Describe with date of application)

F.	Other products, such as data or databases, physical collections, audio or video, software or NetWare, models, educational aid or curricula, instruments or equipment (Identify and Describe).

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B.	SCIENTIFIC/TECHNICAL REPORTING

The dissemination of scientific and technical information (STI) ensures public access to the results of federally funded research. STI refers to information products in any medium or format used to convey results, findings, or technical innovations from research and development or other scientific and technological work that are prepared with the intention of being preserved and disseminated in the broadest sense applicable (i.e., to the public or, in the case of controlled unclassified information or classified information, disseminated among authorized individuals). Access to and archival of DOE-funded STI are managed by the DOE Office of Scientific and Technical Information (OSTI). For information about OSTI see http://www.osti.gov

For more information on STI submittals, see http://www.osti.gov/stip/submittal

By properly notifying DOE OSTI about the published results, the information will be made publicly accessible and discoverable through DOE web-based products.

NOTE: SCIENTIFIC/TECHNICAL PRODUCTS INTENDED FOR PUBLIC RELEASE MUST NOT CONTAIN PROTECTED PERSONALLY IDENTIFIABLE INFORMATION (PII). PII is defined as any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of the following types of information: social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc., which could be misused if made publicly available.

1.	Scientific and Technical Reporting Products

a.	Journal Article-Accepted Manuscript

Recipients are encouraged to publish their work in scholarly journals. When/if a recipient has an article accepted for publication in a peer-reviewed journal they are required to announce the publication to OSTI as detailed below. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist.

Public access to peer-reviewed scholarly publications can be achieved by following these instructions. If the Recipient has a journal article accepted for publication which contains information/data produced under the award, then the Recipient must submit an AN 241.3 for the author’s full-text version of the accepted manuscript, as described below, at the time the article meets the status of being “accepted” for publication. The Federal Government’s right to use the data produced under a Federal award is established in 2 CFR 200.315(d), U.S. Government’s retained license to published results of federally funded research.

Content. The Recipient is to announce to DOE the final peer-reviewed accepted manuscript (AM), i.e., the version of the journal article content that has been peer reviewed and accepted for publication in a journal, by providing a persistent link to the accepted manuscript on the recipient’s publicly accessible institutional repository or submitting the full text (see Electronic Submission Process below). The Recipient should NOT submit the journal’s published version of the article, i.e., the Recipient should NOT submit a copyrighted reprint. The Recipient should not submit the content of peer reviews or a commitment to publish. The Recipient should provide only the accepted manuscript content intended to be the published article.

DOE will make no additional review of the content of an AM because the AM is a version of the journal article with the content to be published (i.e., publicly released) by the journal publisher. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. DOE may choose to defer providing public access until an administrative interval period has passed.

The Recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate and that it is not a copyrighted reprint, i.e., the final version of the published article. Recipients are reminded that the article is to include an acknowledgement of Federal support and a disclaimer.

Electronic Submission Process. The Journal Article-Accepted Manuscript must be announced via the DOE Energy Link System (E-Link) by submitting a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink-2413).

Within the AN 241.3, provide relevant journal information (article title, journal name, volume, issue, and any other pertinent publication information). Also provide a persistent link to the repository location of the accepted manuscript. An example of an acceptable persistent link is a URL to the specific location of the Journal Article-Accepted Manuscript hosted on a public, openly accessible university research publications website. If a persistent link is not available or if the website has access restrictions (preventing public access), then the Recipient must upload the full-text of the Accepted Manuscript using the AN 241.3 and E-Link instructions.

Full-text of accepted manuscripts must be in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

b.	Scientific/Technical Conference Paper/Presentation or Proceedings

Recipients are encouraged to announce Scientific and Technical Conference Papers/Presentations if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the Recipient in technical reports, accepted journal articles, or other STI. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist. Instructions for how to announce such STI can be found below. In cases where the Recipient is required to create and submit a Conference Proceedings, the Frequency will be “F – Final.”

Content. The content should include: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor. Also include an acknowledgement of Federal support and a disclaimer.

Electronic Submission Process. Scientific/technical conference papers/presentations or proceedings must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink-2413).

DOE will not review conference papers or presentations prior to making publicly available via OSTI since they were already presented in a public setting during a conference. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. The Recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate for and has been publicly released.

Scientific/technical conference papers or proceedings that are textual documents must be submitted in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation. Audiovisual formats, such as PowerPoint (PPT) or video presentations, may be submitted as a Microsoft PPT file or audiovisual file by selecting the appropriate format on the AN 241.3 for the file to be uploaded or, in the case of videos posted on a publicly available website, by providing a link to the specific video. Format options and other instructions can be found at http://www.osti.gov/stip/audiovisualsti.

c.	Scientific/Technical Software & Manual

Content. When a Recipient submits software to OSTI for dissemination, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts, unless otherwise specified in the award.

Submission Process. The software submission must be accompanied by a completed DOE Announcement Notice (AN) 241.4 “Announcement of U.S. Department of Energy Computer Software.” The announcement notice and instructions are available on E-Link at https://www.osti.gov/elink/241-4.jsp. The AN 241.4 may be filled online and submitted electronically, with a printed copy or note accompanying the shipped software package.

Software (including user guide or manual) must be submitted on computer disk (CD) shipped via regular mail to:

Energy Science and Technology Software Center

P.O. Box 1020

Oak Ridge, TN 37831

d.	Other STI

Recipients are encouraged to announce other forms of STI especially if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the Recipient in technical reports, accepted journal articles, or other STI. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist.

Other types of STI produced which may be for used for public dissemination of project results include: dissertation/thesis, patent, book, or other similar products. These types of STI may also be announced using DOE AN 241.3 by following instructions on the E-Link website ( https://www.osti.gov/elink-2413).

2.	Final Scientific/Technical Report

For R&D type awards where a Final Scientific/Technical Report is required, recipients are required to create and submit a final technical report. This Reporting Requirement will be denoted with the Frequency “F – Final” on the Federal Assistance Reporting Checklist.

The scientific/technical report is intended to increase the diffusion of knowledge gained by DOE-funded research, and all requirements shall be interpreted in that light.

Content. Research findings and other significant STI resulting from the DOE-sponsored R&D project shall be included in the final scientific/technical report, subject to the following provisions:

1.	The scientific/technical report is to cover the entire project period. For Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) awards, a final scientific/technical report must be submitted after the completion of each phase, e.g., Phase I, Phase II, and sequential Phase II, as described in the Special Instructions.

2.	STI that is publicly accessible need not be duplicated in the report if a citation with a link to where the information may be found is included in the report. For example, articles found in PAGES (i.e., DOE’s Public Access Gateway for Energy and Science, http://www.osti.gov/pages/) are accessible to the public.

3.	Provide identifying information: the DOE award number; sponsoring program office; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

4.	Include an acknowledgment of Federal support and a disclaimer, which must appear in the publication of any material as noted in the terms and conditions.

5.	Include any limitations on public release of the report, if applicable. If the document being submitted contains patentable material or protected data (i.e., data first produced in the performance of the award that is protected from public release for a period of time by terms of the award agreement, e.g., SBIR protected data), then (1) prominently display on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data (e.g., SBIR protected data) and (2) clearly identify patentable or protected data on each page of the report. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports. Any restrictive markings must also be noted in the distribution limitation section of the Announcement Notice (AN) 241.3 (see Electronic Submission Process, below). No protected PII should be included (see PII definition).

6.	Provide an abstract or executive summary, which should be a minimum of one paragraph and written in terms understandable by an educated layperson. (Refer to http://www.osti.gov/stip/standards for ANSI/NISO guidance as needed.) The abstract included in an application may serve as a model for this.

7.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, and findings. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the results in a manner that conveys to the scientific community the STI created during the project. To minimize duplication, the report may reference STI, including journal articles, that is publicly accessible. See also #2.

8.	For guidance offered by the National Information Standards Organization on typical attributes and content of a technical report, if needed, refer to ANSI/NISO Z39.18-2005 (R2010), Scientific and Technical Reports – Preparation, Presentation, and Preservation (see http://www.osti.gov/stip/standards).

Electronic Submission Process. The final scientific/technical report must be submitted via the DOE Energy Link System (E-Link) with a completed electronic version of DOE Announcement Notice (AN) 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” The Recipient can complete, upload, and submit the DOE AN 241.3 online via E-Link (https://www.osti.gov/elink-2413).

The Recipient must mark the appropriate block in the “Intellectual Property/Distribution Limitations” Section of the DOE AN 241.3. Reports that are electronically uploaded must not contain any limited rights data (proprietary data), classified information, protected PII, information subject to export control classification, or other information not subject to release. During the upload process, the Recipient must self-certify that no content of this nature is being submitted. For assistance with reports containing such content, contact the Contracting Officer.

Text documents must be submitted in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

C.	FINANCIAL REPORTING

The Recipient must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at https://www.grants.gov/web/grants/forms/post-award-reporting-forms.html.

D.	CLOSEOUT REPORTS

Final Invention and Patent Report

The Recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.” This form is available at http://energy.gov/management/office-management/operational-management/financial-assistance/financial-assistance-forms under Reporting Forms.

Final Property Report

See Instructions under SF-428 Tangible Personal Property Report Forms Family below.

E.	OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the recipient’s fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs. The format and content of the indirect cost proposal should follow the Defense Contract Audit Agency’s (DCAA) ICE Model in order to be considered an adequate proposal.

DCAA’s ICE Model can be found on the DCAA website at: http://www.dcaa.mil/Home/ICEmodel.

Cognizant Agency. The Recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving its indirect costs. If the DOE awarding office is the cognizant agency, the Recipient must submit their annual indirect cost proposal to https://www.fedconnect.net/fedconnect/default.aspx.

Audit of For-Profit Recipients

As required by 2 CFR parts 910.500 through 910.521, a For-Profit entity which expends $750,000 or more during their fiscal year in DOE awards must have a compliance audit conducted for that year.

Submission: The compliance audit report(s) must be submitted to DOE within the earlier of 30 days after receipt of the auditor’s report(s) or nine months after the end of the audit period (Recipient’s fiscal year-end). The compliance audit report must be submitted, along with audited financial statements (if applicable), to the appropriate DOE Contracting Officer at https://www.fedconnect.net/fedconnect/default.aspx as well as to the DOE Office of the Chief Financial Officer (CFO) at DOE-Audit-Submission@hq.doe.gov.

SF-428 Tangible Personal Property Report Forms Family

Requirement. The SF-428 is a forms family consisting of 5 forms: the SF-428, SF-428-A, SF-428-B, SF-428-C and SF-428S. Fillable versions of the SF-428 forms are temporarily available at https://www.reginfo.gov/public/do/PRAViewIC?ref_nbr=201002-3090-001&icID=192059. The SF-428 is the cover page and the submitter attaches the appropriate form or forms as listed on the SF-428.

•	The SF-428A is the Annual report, due Oct 30th of each calendar year.
•	The SF-428B is the Final Award Closeout Report, due 90 calendar days after completion or termination of the award.
•	The SF-428C is the Disposition Report/Request.
•	The SF-428S is the supplemental form for the SF-428-A, SF-428-B, and SF-428-C.

If at any time during the award the Recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the Recipient must submit an annual inventory of this property to the DOE Administrator using the SF-428 and SF-428-A forms at the address on page 1 of this checklist no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th. The SF-428 and SF-428-B reports are required 90 calendar days after completion or termination of award to complete the closeout process.

Content of Inventory. As required on the SF-428-A and SF-428-S forms, the inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds. The location of property should be listed under the Comments section. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

Attachment 1

RESEARCH PERFORMANCE PROGRESS REPORT

Standard Cover Page Data Elements and Reporting Categories

The standard cover page data elements shown below, as well as mandatory and optional components comprise the complete research performance progress report format. Each category in the RPPR is a separate reporting component. Each component is marked to indicate if it is optional or mandatory. Mandatory components must be addressed in each report, optional are at your discretion. For Optional components, if you have nothing significant to report during the reporting period on a question or item, state “Nothing to Report,” if there are reportable items, please submit according to the instructions for each section.

1.	COVER PAGE DATA ELEMENTS: Mandatory

a.	Federal Agency and Organization Element to Which Report is Submitted
b.	Federal Grant or Other Identifying Number Assigned by Agency
c.	Project Title
d.	PD/PI Name, Title and Contact Information (e-mail address and phone number)
e.	Name of Submitting Official, Title, and Contact Information (e-mail address and phone number), if other than PD/PI
f.	Submission Date
g.	DUNS Number
h.	Recipient Organization (Name and Address)
i.	Project/Grant Period (Start Date, End Date)
j.	Reporting Period End Date
k.	Report Term or Frequency (annual, semi-annual, quarterly, final, other)
l.	Signature of Submitting Official (electronic signatures (i.e., Adobe Acrobat) are acceptable)

2.	ACCOMPLISHMENTS: Mandatory

What was done? What was learned?

The information provided in this section allows the agency to assess whether satisfactory progress has been made during the reporting period. The PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer.

a.	What are the major goals and objectives of this project?

List the major goals of the project as stated in the approved application or as approved by the agency. Describe the proposed technical approach to obtain those goals. If the application lists milestones/target dates for important activities or phases of the project, identify these dates and show actual completion dates or the percentage of completion. Generally, the goals will not change from one reporting period to the next. However, if the awarding agency approved changes to the goals during the reporting period, list the revised als and objectives. Also explain any significant changes in approach or methods from the agency approved application or plan.

b.	What was accomplished under these goals?

For this reporting period describe: 1) major activities; 2) specific objectives; 3) significant results or key outcomes, including major findings, developments, or conclusions (both positive and negative); and/or 4) other achievements. Include a discussion of stated goals not met. As the project progresses, the emphasis in reporting in this section should shift from reporting activities to reporting accomplishments.

c.	What opportunities for training and professional development has the project provided?

Describe opportunities for training and professional development provided to anyone who worked on the project or anyone who was involved in the activities supported by the project. “Training” activities are those in which individuals with advanced professional skills and experience assist others in attaining greater proficiency. Training activities may include, for example, courses or one-on-one work with a mentor. “Professional development” activities result in increased knowledge or skill in one’s area of expertise and may include workshops, conferences, seminars, study groups, and individual study. Include participation in conferences, workshops, and seminars not listed under major activities.

If the project was not intended to provide training and professional development opportunities or there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	How have the results been disseminated to communities of interest?

Describe how the results have been disseminated to communities of interest. Include any outreach activities that have been undertaken to reach members of communities who are not usually aware of these research activities, for the purpose of enhancing public understanding and increasing interest in learning and careers in science, technology, and the humanities.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

e.	What do you plan to do during the next reporting period to accomplish the goals and objectives?

Describe briefly what you plan to do during the next reporting period to accomplish the goals and objectives.

If there are no changes to the agency-approved application or plan for this project or if this is the final report, state “Nothing to Report.”

3.	PRODUCTS: Optional

What has the project produced?

Publications are the characteristic product of research. Agencies evaluate what the publications demonstrate about the excellence and significance of the research and the efficacy with which the results are being communicated to colleagues, potential users, and the public, not the number of publications. Many projects (though not all) develop significant products other than publications. Agencies assess and report both publications and other products to Congress, communities of interest, and the public.

List any products resulting from the project during the reporting period. Examples of products include: publications, conference papers, and presentations; website(s) or other Internet site(s); technologies or techniques; inventions, patent applications, and/or licenses; and other products, such as data or databases, physical collections, audio or video products, software or NetWare, models, educational aids or curricula, instruments or equipment, research material, interventions (e.g., clinical or educational), new business creation or any other public release of information related to the project.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

a.	Publications, conference papers, and presentations

Report only the major publication(s) resulting from the work under this award. There is no restriction on the number. However, Agencies are interested in only those publications that most reflect the work under this award in the following categories:

i.	Journal publications. List peer-reviewed articles or papers appearing in scientific, technical, or professional journals. Include any peer-reviewed publication in the periodically published proceedings of a scientific society, a conference, or the like. A publication in the proceedings of a one-time conference, not part of a series, should be reported under “Books or other non-periodical, one-time publications.”

Identify for each publication: Author(s); title; journal; volume: year; page numbers; status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no). Also see instructions under B. Scientific/Technical Reporting regarding the submission of accepted manuscripts and other STI as appropriate.

ii.	Books or other non-periodical, one-time publications. Report any book, monograph, dissertation, abstract, or the like published as or in a separate publication, rather than a periodical or series. Include any significant publication in the proceedings of a one-time conference or in the report of a one-time study, commission, or the like.

Identify for each one-time publication: author(s); title; editor; title of collection, if applicable; bibliographic information; year; type of publication (book, thesis or dissertation, other); status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no).

iii.	Other publications, conference papers and presentations. Identify any other publications, conference papers and/or presentations not reported above. Specify the status of the publication as noted above.

b.	Website(s) or other Internet site(s)

List the URL for any Internet site(s) that disseminates the results of the research activities. A short description of each site should be provided. It is not necessary to include the publications already specified above in this section.

c.	Technologies or techniques

Identify technologies or techniques that have resulted from the research activities. Describe the technologies or techniques and how they are being shared.

d.	Inventions, patent applications, and/or licenses

Identify inventions, patent applications with date, and/or licenses that have resulted from the research. Submission of this information as part of an interim or final Research Performance Progress Report is not a substitute for any other invention reporting required under the terms and conditions of an award.

e.	Other products

Identify any other significant products that were developed under this project. Describe the product and how it is being shared. Examples of other products are: Data or databases; Physical collections; Audio or video products; Software or NetWare; Models; Educational aids or curricula; Instruments or equipment; Research material (e.g., germplasm, cell lines, DNA probes, animal models); Interventions (e.g clinical, educational); new business creation; and Other.

4.	PARTICIPANTS & OTHER COLLABORATING ORGANIZATIONS: Optional

Who has been involved?

Agencies need to know who has worked on the project to gauge and report performance in promoting partnerships and collaborations. The following information on participants and other collaborating organizations during this reporting period must be provided:

a.	What individuals have worked on the project?

Provide the following information for: (1) Project director(s)/Principal investigator(s) (PDs/PIs); and (2) each person who has worked, and was funded by the project, at least one person month per year on the project during the reporting period, regardless of the source of compensation (a person month equals approximately 160 hours of effort). Please note that such reporting does not constitute a formal institutional report of effort on the project, but rather is used by agency program staff to evaluate the progress of the project during a given reporting period.

i.	Provide the name and identify the role the person played in this project.

Indicate the total number of months (including partial months) (Calendar, Academic, Summer) that the individual worked on this project. Using the project roles identified below, select the most senior role in which the person worked on the project for any significant length of time. For example, if an undergraduate student graduated, entered graduate school, and continued to work on the project, show that person as a graduate student, preferably explaining the change in involvement.

ii.	Project Roles:

PD/PI

Co PD/PI

Faculty

Community College Faculty

Technical School Faculty

K-12 Teacher

Postdoctoral (scholar, fellow or other postdoctoral position)

Other Professional Technician

Staff Scientist (doctoral level)

Statistician

Graduate Student (research assistant)

Non-Student Research Assistant

Undergraduate Student

Technical School Student

High School Student

Consultant

Research Experience for Undergraduates (REU) Participant

Other (specify)

iii.	Describe briefly how this person contributed to this project.

If information is unchanged from a previous progress report, provide the name only and indicate “no change.”

iv.	Identify the person’s state, U.S. territory, and/or country of residence. State whether this person has collaborated internationally.

If the participant was U.S.-based, state whether this person collaborated internationally with an individual located in a foreign country, and specify whether the person traveled to the foreign country as part of that collaboration, and, if so, what the duration of stay was. The foreign country(ies) should be identified.

If the participant was not U.S.-based, state whether this person traveled to the U.S. or another country as part of a collaboration, and, if so, what the duration of stay was. The destination country should be identified.

Example:

1. Name: Mary Smith

2. Total Number of Months: 5.5

3. Project Role: Graduate Student

4. Researcher Identifier: 1234567

5. Contribution to Project: Ms. Smith has performed work in the area of combined error-control and constrained coding.

6. State, U.S. territory, and/or country of residence: Michigan, U.S.A.

7. Collaborated with individual in foreign country: Yes

8. Country(ies) of foreign collaborator: China

9. Travelled to foreign country: Yes

10. If traveled to foreign country(ies), duration of stay: 5 months

b.	Has there been a change in the active other support of the PD/PI(s) or senior/key personnel since the last reporting period?

Describe active other support for the PD/PI(s) or senior/key personnel whose support has changed and what the change has been (e.g., a previously active grant that has closed, a previously pending grant that is now active). Active other support includes all financial resources, whether Federal, non-Federal, commercial or organizational, available in direct support of an individual’s research endeavors, including, but not limited to, research grants, cooperative agreements, contracts, or organizational awards, (e.g., Federal, State, local or foreign government agencies, public or private foundations, industrial or other commercial organizations). Annotate this information so it is clear what has changed from the previous submission. Other support does not include prizes or gifts.

Submission of active other support information is not necessary for pending changes or for changes in the level of effort for active support reported previously. DOE requires prior written approval if a change in active other support significantly impacts the effort on this award.

If there is nothing significant to report during this reporting period or no change from the previous reporting period, state “Nothing to Report.”

c.	What other organizations have been involved as partners?

Describe partner organizations – academic institutions, other nonprofits, industrial or commercial firms, state or local governments, schools or school systems, or other organizations (foreign or domestic) – that have been involved with the project. Partner organizations may provide financial or in-kind support, supply facilities or equipment, collaborate in the research, exchange personnel, or otherwise contribute.

Provide the following information for each partnership:

1.       Organization Name:

2.       Location of Organization: (if foreign location list country)

3.       Partner’s contribution to the project: (identify one or more)

i.	Financial support;

ii.	In-kind support (e.g., partner makes software, computers, equipment, etc., available to project staff);

iii.	Facilities (e.g., project staff use the partner’s facilities for project activities);

iv.	Collaborative research (e.g., partner’s staff work with project staff on the project);

v.	Personnel exchanges (e.g., project staff and/or partner’s staff use each other’s facilities, work at each other’s site).

vi.	Other

4.	More detail on partner and contribution (foreign or domestic).

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	Have other collaborators or contacts been involved?

Some significant collaborators or contacts within the recipient’s organization may not be covered by “What people have worked on the project?” Likewise, some significant collaborators or contacts outside the recipient’s organization may not be covered under “What other organizations have been involved as partners?”

For example, describe any significant:

1.       collaborations with others within the recipient’s organization, especially interdepartmental or interdisciplinary collaborations;

2.       collaborations or contact with others outside the organization; and

3.       collaborations or contacts with others outside the United States or with an international organization.

Identify the state(s), U.S. territory(ies), or country(ies) of collaborations or contacts.

It is likely that many recipients will have no other collaborators or contacts to report.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

5.	IMPACT: Optional

What was done? What was learned?

Over the years, this base of knowledge, techniques, people, and infrastructure is drawn upon again and again for application to commercial technology and the economy, to health and safety, to cost-efficient environmental protection, to the solution of social problems, to numerous other aspects of the public welfare, and to other fields of endeavor.

The taxpaying public and its representatives deserve a periodic assessment to show them how the investments they make benefit the nation. Through this reporting format, and especially this section, recipients provide that assessment and make the case for Federal funding of research and education.

Agencies use this information to assess how their research programs: increase the body of knowledge and techniques; enlarge the pool of people trained to develop that knowledge and techniques or put it to use; and improve the physical, institutional, and information resources that enable those people to get their training and perform their functions.

This component will be used to describe ways in which the work, findings, and specific products of the project have had an impact during this reporting period. Describe distinctive contributions, major accomplishments, innovations, successes, or any change in practice or behavior that has come about as a result of the project relative to: the development of the principal discipline(s) of the project; other disciplines; the development of human resources; teaching and educational experiences; physical, institutional, and information resources that form infrastructure; technology transfer (include transfer of results to entities in government or industry, adoption of new practices, or instances where research has led to the initiation of a startup company); society beyond science and technology; or foreign countries.

a.	What was the impact on the development of the principal discipline(s) of the project?

Describe how findings, results, and techniques that were developed or extended, or other products from the project made an impact or are likely to make an impact on the base of knowledge, theory, and research and/or pedagogical methods in the principal disciplinary field(s) of the project. Summarize using language that a lay audience can understand (Scientific American style). How the field or discipline is defined is not as important as covering the impact the work has had on knowledge and technique. Make the best distinction possible, for example, by using a “field” or “discipline”, if appropriate, that corresponds with a single academic department (i.e., physics rather than nuclear physics).

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

b.	What was the impact on other disciplines?

Describe how the findings, results, or techniques that were developed or improved, or other products from the project made an impact or are likely to make an impact on other disciplines.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

c.	What was the impact on the development of human resources?

Describe how the project made an impact or is likely to make an impact on human resource development in science, engineering, and technology. For example, how has the project: provided opportunities for research and teaching in the relevant fields; improved the performance, skills, or attitudes of members of underrepresented groups that will improve their access to or retention in research, teaching, or other related professions; developed and disseminated new educational materials;provided scholarships; or provided exposure to science and technology for practitioners, teachers, young people, or other members of the public?

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	What was the impact on teaching and educational experiences?

Describe how the project made an impact or is likely to make an impact on teaching and educational experiences. For example, has the project: developed and disseminated new educational materials; led to ideas for new approaches to course design or pedagogical methods; or developed online resources that will be useful for teachers and students and other school staff?

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

e.	What was the impact on physical, institutional, and information resources that form infrastructure?

Describe ways, if any, in which the project made an impact, or is likely to make an impact, on physical, institutional, and information resources that form infrastructure, including: physical resources such as facilities, laboratories, or instruments; institutional resources (such as establishment or sustenance of societies or organizations); or information resources, electronic means for accessing such resources or for scientific communication, or the like.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

f.	What was the impact on technology transfer?

Describe ways in which the project made an impact, or is likely to make an impact, on commercial technology or public use, including: transfer of results to entities in government or industry; instances where the research has led to the initiation of a start-up company; or adoption of new practices.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

g.	What was the impact on society beyond science and technology?

Describe how results from the project made an impact, or are likely to make an impact, beyond the bounds of science, engineering, and the academic world on areas such as: improving public knowledge, attitudes, skills, and abilities; changing behavior, practices, decision making, policies (including regulatory policies), or social actions; or improving social, economic, civic, or environmental conditions.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

h.	What percentage of the award’s budget was spent in foreign country(ies)?

Describe what percentage of the award’s budget was spent in foreign country(ies). If more than one foreign country is involved, identify the distribution between the foreign countries. U.S.-based recipients should provide the percentage of the budget spent in the foreign country(ies) and/or, if applicable, the percentage of the budget obligated to foreign entities as first-tier subawards.

Recipients that are not U.S.-based should provide the percentage of the direct award received, excluding all first-tier subawards to U.S. entities. If applicable, provide separately the percentage of the budget obligated to non-U.S. entities as first-tier subawards.

6.	CHANGES/PROBLEMS: Optional

The PD/PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer. If not previously reported in writing, provide the following additional information, if applicable: Changes in approach and reasons for change; Actual or anticipated problems or delays and actions or plans to resolve them; Changes that have a significant impact on expenditures; Significant changes in use or care of animals, human subjects, and/or biohazards.

a.	Changes in approach and reasons for change

Describe any changes in approach during the reporting period and reasons for these changes. Remember that significant changes in objectives and scope require prior approval of the Contracting Officer.

b.	Actual or anticipated problems or delays and actions or plans to resolve them

Describe problems or delays encountered during the reporting period and actions or plans to resolve them.

c.	Changes that have a significant impact on expenditures

Describe changes during the reporting period that may have a significant impact on expenditures, for example, delays in hiring staff or favorable developments that enable meeting objectives at less cost than anticipated.

d.	Significant changes in use or care of human subjects, vertebrate animals, biohazards, and/or select agents

Describe significant deviations, unexpected outcomes, or changes in approved protocols for the use or care of human subjects, vertebrate animals, biohazards and/or select agents during the reporting period. If required, were these changes approved by the applicable institution committee and reported to the agency? Also specify the applicable Institutional Review Board/Institutional Animal Care and Use Committee approval dates.

e.	Change of primary performance site location from that originally proposed

Identify any change to the primary performance site location identified in the proposal, as originally submitted.

7.	SPECIAL REPORTING REQUIREMENTS: Optional

Respond to any special reporting requirements specified in the award terms and conditions, as well as any award specific reporting requirements.

8.	BUDGETARY INFORMATION: Optional

This component will be used to collect budgetary data from the recipient organization. The information will be used in conducting periodic administrative/budgetary reviews. Budgetary data identified and required by the Contracting Officer should be submitted in an Excel spreadsheet format.

9.	PROJECT OUTCOMES: Optional

What were the outcomes of the award?

This information is used at the completion of the award to ascertain the cumulative outcomes or findings of a project. Describe project outcomes specifically for the public to provide insight into the outcomes of Federally-funded research, education, and other activities. Agencies may make this information available to the public in an electronic format.

Project Outcomes

The recipient is to provide information regarding the cumulative outcomes or findings of the project. For the final RPPR for the project, provide a concise summary of the outcomes or findings of the award (no more than 8,000 characters) that:

a.	is written for the general public (non-technical audiences) in clear, concise, and comprehensible language;

b.	is suitable for dissemination to the general public, as the information may be available electronically;

c.	does not include proprietary, confidential information or trade secrets; and

d.	includes up to six images (images are optional).

Please note that this reporting of project outcomes does not constitute a formal dissemination of scientific and technical information (STI) but rather is used by agency program staff to publicize project results, outcomes or findings.

To ensure the public access to the results of federally funded research notify DOE Office of Scientific and Technical Information about the published results so the information will be made publicly accessible and discoverable through DOE web-based products. Access to and archival of DOE-funded STI are managed by the (OSTI). For information about OSTI see http://www.osti.gov.

For more information on STI submittals, see http://www.osti.gov/stip/submittal.

Appendix for RPPR

DEMOGRAPHIC INFORMATION FOR SIGNIFICANT CONTRIBUTORS

Agencies may require that recipients provide demographic data about significant contributors for a variety of purposes, including the following:

•	to gauge whether our programs and other opportunities are fairly reaching and benefiting everyone regardless of demographic category;
•	to ensure that those in under-represented groups have the same knowledge of and access to programs, meetings, vacancies, and other research and educational opportunities as everyone else;
•	to gauge and report performance in promoting partnerships and collaborations;
•	to assess involvement of international investigators or students in work we support;
•	to track the evolution of changing science, technology, engineering and mathematics (STEM) fields at different points in the pipeline (e.g., medicine and law demographics have recently changed dramatically);
•	to raise investigator and agency staff awareness of the involvement of under-represented groups in research;
•	to encourage the development of creative approaches for tapping into the full spectrum of talent of the STEM workforce;
•	to respond to external requests for data of this nature from a variety of sources, including the National Academies, Congress, etc.; and
•	to respond to legislatively-required analysis of workforce dynamics. Legislation requires at least one agency to routinely estimate scientific workforce needs. This analysis is accomplished through reviewing demographic data submitted for the existing workforce.

Demographic data (i.e., gender, ethnicity, race, and disability status) should be provided directly by significant contributors, with the understanding that submission of such data is voluntary. There are no adverse consequences if the data are not provided. Confidentiality of demographic data will be in accordance with agency’s policy and practices for complying with the requirements of the Privacy Act.

Gender:	Male
Female
Do not wish to provide

Ethnicity:	Hispanic or Latina/o
Not-Hispanic or not-Latina/o
Do not wish to provide

Race (select one or	American Indian or Alaska Native
more):	Asian
Black or African American
Native Hawaiian or other Pacific Islander
White
Do not wish to provide

Disability Status:	Yes (check yes if any of the following apply to you)

•	Deaf or serious difficulty hearing
•	Blind or serious difficulty seeing even when wearing glasses
•	Blind or serious difficulty seeing even when wearing glasses
•	Other serious disability related to a physical, mental, or emotional condition

No
Do not wish to provide

This measure is designed as a binary measure; it encompasses all self-reported disabilities. Please do not use it to report the number of individuals who have different types of disabilities (e.g., hearing impairments).

Note: This construct is not designed to be used at an individual-level (i.e., it should not be used for determining accommodation needs or disability status for particular individuals associated with the project).

Intellectual Property Provisions (CDLB-115)

Cooperative Agreement - Special Data Statute

Research, Development, or Demonstration

Large Business and Foreign Entity

01.	FAR 52.227-1	Authorization and Consent (DEC 2007)
Alternate I (APR 1984)

02.	FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright
Infringement (DEC 2007)

03.	2 CFR 910	Rights in Data – Programs Covered under Special Data Statutes
Appendix A of Subpart D

04.	2 CFR 910	Patent Rights (Large Business Firms – No Waiver)
Appendix A of Subpart D

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

CDLB-115

01. FAR 52.227-1 Authorization and Consent (DEC 2007) Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor shall include the substance of this clause, including this paragraph (b), in all subcontracts that are expected to exceed the simplified acquisition threshold. However, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in the Contractor’s possession pertaining to such claim or suit. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor shall include the substance of this clause, including this paragraph (c), in all subcontracts that are expected to exceed the simplified acquisition threshold.

(End of clause)

03. 2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means

(i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

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Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

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(2) The Recipient shall have the right to—

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in paragraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in paragraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

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(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in paragraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient—

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

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(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

Protected Rights Notice

These protected data were produced under agreement no. ____ with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until (Note:) The period of protection of such data is fully negotiable, but cannot exceed the applicable statutorily authorized maximum), unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government’s (insert name of program or other applicable activity) program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

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(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data. (Note: It is expected that this paragraph will specify certain types of mutually agreed upon data that will be available to the public and will not be asserted by the recipient/contractor as limited rights or protected data).

(5) The Government’s sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in paragraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient’s facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

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04.	2 CFR 910, Appendix A of Subpart D, Patent Rights - (Large Business Firms - No Waiver)

(a) Definitions

DOE patent waiver regulations, as used in this clause, means the Department of Energy patent waiver regulations in effect on the date of award. See 10 CFR part 784.

Invention, as used in this clause, means any invention or discovery which is or may be patentable of otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321, et seq.).

Patent Counsel, as used in this clause, means the Department of Energy Patent Counsel assisting the awarding activity.

Subject invention, as used in this clause, means any invention of the Recipient conceived or first actually reduced to practice in the course of or under this agreement.

(b) Allocations of Principal Rights

(1) Assignment to the Government. The Recipient agrees to assign to the Government the entire right, title, and interest throughout the world in and to each subject invention, except to the extent that rights are retained by the Recipient under subparagraph (b)(2) and paragraph (d) of this clause.

(2) Greater rights determinations. The Recipient, or an employee-inventor after consultation with the Recipient, may request greater rights than the nonexclusive license and the foreign patent rights provided in paragraph (d) of this clause on identified inventions in accordance with the DOE patent waiver regulation. Each determination of greater rights under this agreement shall be subject to paragraph (c) of this clause, unless otherwise provided in the greater rights determination, and to the reservations and conditions deemed to be appropriate by the Secretary of Energy or designee.

(c) Minimum Rights Acquired by the Government

With respect to each subject invention to which the Department of Energy grants the Recipient principal or exclusive rights, the Recipient agrees to grant to the Government: A nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention throughout the world by or on behalf of the Government of the United States (including any Government agency); “march-in rights” as set forth in 37 CFR 401.14(a)(J)); preference for U.S. industry as set forth in 37 CFR 401.14(a)(I); periodic reports upon request, no more frequently than annually, on the utilization or intent of utilization of a subject invention in a manner consistent with 35 U.S.C. 202(c)(50); and such Government rights in any instrument transferring rights in a subject invention.

(d) Minimum Rights to the Recipient

(1) The Recipient is hereby granted a revocable, nonexclusive, royalty-free license in each patent application filed in any country on a subject invention and any resulting patent in which the Government obtains title, unless the Recipient fails to disclose the subject invention within the times specified in subparagraph (e)(2) of this clause. The Recipient’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a part and includes the right to grant sublicenses of the same scope to the extent the Recipient was legally obligated to do so at the time the agreement was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.

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(2) The Recipient may request the right to acquire patent rights to a subject invention in any foreign country where the Government has elected not to secure such rights, subject to the minimum rights acquired by the Government similar to paragraph (c) of this clause. Such request must be made in writhing to the Patent Counsel as part of the disclosure required by subparagraph (e)(2) of this clause, with a copy to the DOE Contracting Officer. DOE approval, if given, will be based on a determination that this would best serve the national interest.

(e) Invention Identification, Disclosures, and Reports

(1) The Recipient shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Recipient personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the performance of work under this agreement. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Recipient shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(2) The Recipient shall disclose each subject invention to the DOE Patent Counsel with a copy to the Contracting Officer within 2 months after the inventor discloses it in writing to Recipient personnel responsible for patent matters or, if earlier, within 6 months after the Recipient becomes aware that a subject invention has been made, but in any event before any on sale, public use, or publication of such invention known to the Recipient. The disclosure to DOE shall be in the form of a written report and shall identify the agreement under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient shall promptly notify Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient. The report should also include any request for a greater rights determination in accordance with subparagraph (b)(2) of this clause. When an invention is disclosed to DOE under this paragraph, it shall be deemed to have been made in the manner specified in Sections (a)(1) and (a)(2) of 42 U.S.C. 5908, unless the Recipient contends in writing at the time the invention is disclosed that it was not so made.

(3) The Recipient shall furnish the Contracting Officer a final report, within 3 months after completion of the work listing all subject inventions or containing a statement that there were no such inventions, and listing all subawards/contracts at any tier containing a patent rights clause or containing a statement that there were no such subawards/contracts.

(4) The Recipient agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under subaward/contract in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (e)(2) of this clause.

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(5) The Recipient agrees, subject to FAR 27.302(j), that the Government may duplicate and disclose subject invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this clause.

(f) Examination of Records Relating to Inventions

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this agreement, have the right to examine any books (including laboratory notebooks), records, and documents of the Recipient relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this agreement to determine whether—(i) Any such inventions are subject inventions; (ii) The Recipient has established and maintains the procedures required by subparagraphs (e)(1) and (4) of this clause; (iii) The Recipient and its inventors have complied with the procedures.

(2) If the Contracting Officer learns of an unreported Recipient invention which the Contracting Officer believes may be a subject invention, the Recipient may be required to disclose the invention to DOE for a determination of ownership rights.

(3) Any examination of records under this paragraph will be subject to appropriate conditions to protect the confidentiality of the information involved.

(g) Subaward/Contract

(1) The recipient shall include the clause PATENT RIGHTS (SMALL BUSINESS FIRMS AND NONPROFIT ORGANIZATIONS) (suitably modified to identify the parties) in all subawards/contracts, regardless of tier, for experimental, developmental, demonstration, or research work to be performed by a small business firm or domestic nonprofit organization, except where the work of the subaward/contract is subject to an Exceptional Circumstances Determination by DOE. In all other subawards/contracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Recipient shall include this clause (suitably modified to identify the parties), or an alternate clause as directed by the contracting officer. The Recipient shall not, as part of the consideration for awarding the subaward/contract, obtain rights in the subrecipient’s/contractor’s subject inventions.

(2) In the event of a refusal by a prospective subrecipient/contractor to accept such a clause the Recipient: (i) Shall promptly submit a written notice to the Contracting Officer setting forth the subrecipient/contractor’s reasons for such refusal and other pertinent information that may expedite disposition of the matter; and (ii) Shall not proceed with such subaward/contract without the written authorization of the Contracting Officer.

(3) In the case of subawards/contracts at any tier, DOE, the subrecipient/contractor, and Recipient agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by this clause.

(4) The Recipient shall promptly notify the Contracting Officer in writing upon the award of any subaward/contract at any tier containing a patent rights clause by identifying the subrecipient/contractor, the applicable patent rights clause, the work to be performed under the subaward/contract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Recipient shall furnish a copy of such subaward/contract, and, no more frequently than annually, a listing of the subawards/contracts that have been awarded.

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(5) The Recipient shall identify all subject inventions of a subrecipient/contractor of which it acquires knowledge in the performance of this agreement and shall notify the Patent Counsel, with a copy to the contracting officer, promptly upon identification of the inventions.

(h) Atomic Energy

(1) No claim for pecuniary award of compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted with respect to any invention or discovery made or conceived in the course of or under this agreement.

(2) Except as otherwise authorized in writing by the Contracting Officer, the Recipient will obtain patent agreements to effectuate the provisions of subparagraph (h)(1) of this clause from all persons who perform any part of the work under this agreement, except nontechnical personnel, such as clerical employees and manual laborers.

(i) Publication

It is recognized that during the course of the work under this agreement, the Recipient or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this agreement. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Recipient, patent approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.

(j) Forfeiture of Rights in Unreported Subject Inventions

(1) The Recipient shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the Recipient fails to report to Patent Counsel within six months after the time the Recipient: (i) Files or causes to be filed a United States or foreign patent application thereon; or (ii) Submits the final report required by subparagraph (e)(3) of this clause, whichever is later.

(2) However, the Recipient shall not forfeit rights in a subject invention if, within the time specified in subparagraph (e)(2) of this clause, the Recipient: (i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the agreement and delivers the decision to Patent Counsel, with a copy to the Contracting Officer, or (ii) Contending that the invention is not a subject invention, the Recipient nevertheless discloses the invention and all facts pertinent to this contention to the Patent Counsel, with a copy of the Contracting Officer; or (iii) Establishes that the failure to disclose did not result from the Recipient’s fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Secretary of Energy or designee to be forfeited (such determination to be a final decision under the Disputes clause of this agreement), the Recipient shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph (j) shall be in addition to and shall not supersede other rights and remedies which the Government may have with respect to subject inventions.

(End of clause)

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CONTAINS PROPRIETARY BUSINESS CONFIDENTIAL INFORMATION

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SUPPLEMENTAL GOVERNMENT LICENSE AND AMENDMENT TO ATTACHMENT b3 of CONTRACT DE-NE0008928 AGREEMENT BETWEEN DEPARTMENT OF ENERGY AND NUSCALE POWER, LLC

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IN WITNESS WHEREOF, the Parties have executed this Amendment.

U.S. Department of Energy		NuScale Power, LLC

By:	/s/ Suzette M. Olson	By:	/s/ Robert K. Temple
	Suzette M. Olsen		Robert K. Temple
	Director, Contract Management Division		General Counsel
DOE Idaho Operations

Date:		Date:	April 22, 2020

U.S. Department of Energy		U.S. Department of Energy Office of Nuclear Energy

By:	/s/ Brian J. Lally	By:	/s/ Alice K. Caponiti
	Brian J. Lally		Alice Caponiti
	Assistant General Counsel for Technology Transfer and Intellectual Property (GC-62)		Deputy Assistant Secretary for Reactor Fleet and Advanced Reactor Deployment (NE-5)

Date:	April 22, 2020	Date:

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APPENDIX A: CORE INVESTORS

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Accepted by U.S. Department of Energy:

By:	/s/ Suzette M. Olson	By:	/s/ Alice K. Caponiti
	Suzette M. Olsen		Alice Caponiti
	Director, Contract Management Division DOE Idaho Operations		Deputy Assistant Secretary for Reactor Fleet and Advanced Reactor Deployment (NE-5)

Date:		Date:

U.S. Department of Energy		NuScale Power, LLC

By:	/s/ Brian J. Lally	By:	/s/ Robert K. Temple
	Brian J. Lally		Robert K. Temple
	Assistant General Counsel for Technology Transfer and Intellectual Property (GC-62)		General Counsel

Date:	April 22, 2020	Date:	April 22, 2020

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ATTACHMENT b4 – STATEMENT OF SUBSTANTIAL INVOLVMENT

DOE anticipates having substantial involvement during the Project period, through technical assistance, advice, intervention, integration with other awardees performing related activities, and technical transfer activities. DOE and Recipient will collaborate and share responsibility for the management of the Project as further described below.

The recipient’s responsibilities are listed in paragraph a below and DOE’s responsibilities are listed in paragraph b.

a.	Recipient Responsibilities. The recipient is responsible for:

1)	Performing the activities delineated in this cooperative agreement in accordance with the Project Management Plan, including providing the required personnel, facilities, equipment, supplies and services.

2)	Defining and revising technical and managerial approaches and plans, submitting the plans to DOE for review, and incorporating DOE’s comments. Note: certain revisions require prior written Contracting Officer approval; the recipient has the responsibility to make requests for such project revisions, incur costs or undertake activities which require DOE prior approval in a timely manner to the Contracting Officer.

3)	Managing and conducting Project activities in accordance with established processes and procedures to ensure tasks and subtasks are completed within the schedule and budget constraints defined by the Project Management Plan and the cooperative agreement.

4)	Coordinating Project activities with external organizations, including vendors, consultants and DOE M&O contractors (when applicable), to support effective integration of all work elements.

5)	Supporting requested DOE semi-annual program review meetings and reporting Project status.

6)	Notifying DOE of all pre-planned, in-person NRC meetings (including closed/non-public meetings) associated with the Recipient’s licensing program and authorizing, barring NRC objection, a limited, pre-identified number of DOE and/or DOE subcontractor personnel to participate in such closed meetings. To the extent NuScale participates in any design centered working group or related industry interactions while the cooperative agreement is underway, NuScale will seek authorization to invite DOE to participate in the activities of such working group.

7)	To meet DOE’s programmatic needs, and without imposing undue burdens on the Project, providing DOE with information on an as-needed basis to assist with responses to internal and external inquiries regarding Project performance and status. DOE will protect information in accordance with applicable regulations and as set forth in the cooperative agreement.

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8)	Submitting reports as provided in the Federal Assistance Reporting Checklist, and addressing DOE’s comments that may result from its review of these reports.

9)	Updating Project costs and performance data in the DOE-NE Performance Information Collection System (PICS) as agreed to in separate negotiations. Data is expected to include a high-level work breakdown structure, and associated high level milestones. Recipient will update information in the PICS system, as agreed.

10)	Participating in DOE-sponsored generic evaluation and analysis tasks that support improved commercialization potential for the broader SMR industry by providing the appropriate level of non-proprietary knowledge and information to support the goals of these tasks.

11)	Presenting the Project results at appropriate technical conferences or meetings as requested by the DOE Project Officer (it is anticipated that the number of conferences/meetings will not exceed two per year, not counting program review meetings).

b.	DOE Responsibilities. DOE’s involvement in the Project will consist of the following normal Federal stewardship responsibilities (see Section 1) below, as well as Substantial Involvement activities (see Section 2 below).

1)	Normal Federal Stewardship Activities:

a)	Approving recipient plans prior to award.

b)	Providing technical assistance prior to the start of the activity, if requested by the recipient and agreed to by DOE.

c)	Providing technical assistance to support the correction of deficiencies in Project or financial performance when reports or monitoring indicate the existence of a deficiency.

d)	Performing site visits.

e)	Reviewing financial, performance, and audit reports.

f)	Performing technical reviews to determine whether to continue funding the next budget period.

g)	Reviewing performance to ensure that the objectives, terms, and conditions of the award are accomplished.

h)	Providing general administrative requirements, such as prior approvals required by the financial assistance regulations and/or OMB Circulars.

i)	Reviewing performance after completion.

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2)	Substantial Involvement Activities:

a)	Reviewing Project plans and making recommendations for alternate approaches if the plans do not address critical programmatic issues.

b)	Participating in NRC meetings (including closed/non-public meetings) and any authorized design-centered working group meetings to identify issues affecting program performance, and suggesting corrective action, if required, to address identified issues.

c)	Conducting monthly status calls to discuss the cost and schedule performance (including a summary analysis of project variance), milestones, accomplishments, issues/challenges, mitigations, and status of NRC Requests for Additional Information (or similar information).

d)	Conducting semi-annual program review meetings to evaluate progress with respect to Project and programmatic objectives and recommending continued funding.

e)	Collaboration with Recipient regarding technical progress and recommending alternate approaches or shifting work emphasis, if needed, to adequately address critical Project and/or programmatic issues. The DOE Project Officer shall have the authority to issue written technical advice shifting the emphasis among different tasks or directing specific lines of inquiry likely to assist in accomplishing programmatic objectives.

f)	Promoting and facilitating technology awareness activities, including disseminating, in consultation with the Recipient, program results through presentations and publications.

g)	Serving as scientific / technical liaison between awardees and other program stakeholders.

h)	The power to immediately halt funding an activity if detailed performance specifications are not met.

i)	Participating in Project management planning activities, including risk analysis, to ensure DOE’s programmatic requirements or limitations are considered in performance of the work elements.

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j)	Reviewing and approving of one stage (or milestone) before work can begin on a subsequent stage (such review and approval is in addition to the exercise of the normal Federal stewardship responsibility to determine whether to continue funding the next budget period); this includes not only an assessment of whether acceptable progress is being made toward achieving project objectives, but whether the project and its objectives remain viable, whether both parties remain committed to it, and whether the project should continue.

There are limitations on recipient and DOE responsibilities and authorities in the performance of the project objectives. Performance of the project objectives must be within the scope of the Statement of Objectives, the terms and conditions of the cooperative agreement, and the funding and schedule constraints.

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DE-NE0008928 Milestones

Planned
Complete
ID	Date	Milestone Title
1	Feb 2020	Conduct DOE-NuScale Project Kickoff Meeting
2	Jan 2020	NRC Issues DCA Advanced SER (Completion of Review Phase 4)
3	Apr 2020	Triple Building Soil Libraries Complete
4	Jul 2020	Bolt Tension Head Conceptual Drawing(s) Complete
5	May 2020	NuScale Standard Plant Generic Startup Administration Manual, Revision A Complete
6	May 2020	Reactor Building (RXB) - Final Global Building Review - Review & Compendium
7	Jun 2020	Plant Protection System (PPS) System Requirement Specification Complete
8	Mar 2021	Steam Generator (SG) Flow Induced Vibration Partial Tube Array Testing Complete
9	Jul 2020	Reactor Building Crane – Proof of Concept Testing of Technology Complete
10	Oct 2020	Complete Neutron Monitoring System Feasibility Study Final Report
11	Oct 2020	Complete Methodology Document for Managing Standardized Programs Across Multiple Sites
12	Oct 2020	All Preliminary Supply Chain Strategies Established
13	Nov 2020	Final Uprated Core Design, Revision 0 Complete
46	Dec 2020	Perform F6NM Procedure Qualification Record (PQR) Welding and Testing
14	Apr 2021	Heat 1 F6NM Test Weldment Delivered to Nuclear Science User Facility (NSUF)
15	Jan 2021	US600 Standard Design Approval Issued
16	Aug 2021	Concept Design of Control Rod Drive Mechanism Complete
17	Feb 2021	Equipment Qualification (EQ) Program Document Issued
18	Sept 2021	Outage & Refueling Plan, Revision 1 Complete
48	Sept 2021	Module Protection System (MPS) System Requirements Specification (Rev 0) Complete
19	Jul 2022	Emergency Core Cooling System Valve Engineering Test Valve Proof of Concept Testing Complete
20	Jun 2022	Long Lead Material Specifications Complete for Reactor Pressure Vessel (RPV)
21	Feb 2022	Complete Module Protection System (MPS) Concept Phase
22	Dec 2021	First NPM Manufacturing Trial Complete, Cladding Distortion Testing
47	Dec 2021	Supply Chain Program Development Complete
23	Mar 2024	Ready for First Fuel Order
24	Nov 2022	PRA Main Report Completion
25	Jan 2022	Training Program Administrative Manual Complete
26	Jul 2022	Reactor Building Design Evaluation Complete
27	Dec 2022	Submit US460 Standard Design Approval (SDA) Application to NRC
28	Nov 2022	Equipment Qualification (EQ) Service Conditions and Requirements Defined
29	May 2022	Final Lower Containment Material Selection Decision
30	Dec 2023	Steam Generator FIV Testing Complete
31	Jul 2023	Reactor Building Crane Main Bridge Crane Design Complete
32	Dec 2023	Module Protection System (MPS) Design Complete
33	Dec 2022	Standard Plant Design Complete
34	Jun 2023	Detailed Design of Reactor Vessel Internals Complete

DE-NE0008928 Milestones

Planned
Complete
ID	Date	Milestone Title
35	Jun 2023	Pre-operational Test Procedures, Revision A Complete
36	Jul 2024	Ready to Manufacture Control Rod Drive Mechanisms (CRDMs)
37	May 2023	Operations Procedures for Training Rev A Complete
38	Feb 2024	Module Valves Ready for Manufacturing
39	Jul 2024	Detailed Design of Reactor Pressure Vessel Complete
40	Dec 2023	All Mechanical Handling Equipment Detailed Design Complete
41	Jul 2023	Plant Protection System (PPS) Design Phase Complete
42	Oct 2025	Standard Design Approval from NRC
43	Sep 2024	All NuScale Power Module Components Ready for Manufacturing
44	Dec 2024	NuScale Power Module Refueling Equipment Ready for Manufacturing
45	Dec 2025	Project Complete

ATTACHMENT b6 - SPECIAL CONITTIONS

PROJECT MANAGEMENT PLAN

This plan should be formatted to include the following sections with each section to include the information as described below:

A. Executive Summary: Provide a description of the project that includes the objective, project goals, and expected results. For purposes of the application, this information is included in the Project Narrative and should be simply copied to this document for completeness so that the Project Management Plan is a stand-alone document. The plan should be based on the total 5-year project cost. Yearly and subsequent project periods will require the Project Management Plan to be revised based on the availability of appropriated funds.

B. Risk Management: Provide a summary description of the proposed approach to identify, analyze, and respond to perceived risks associated with the proposed project. Project risk events are uncertain future events that, if realized, impact the success of the project. As a minimum, include the initial identification of significant technical, resource, and management issues that have the potential to impede project progress and strategies to minimize impacts from those issues.

C. Milestone Log: Provide milestones for each budget period (or phase) of the project. Each milestone should include a title and planned completion date. Milestones should be quantitative and show progress toward budget period and/or project goals.

[Note: During project performance, the Recipient will report the Milestone Status as part of the required quarterly Research Performance Progress Report (RPPR) as prescribed under Attachment b2, Reporting Requirements Checklist. The Milestone Status will present actual performance in comparison with Milestone Log, and include:

(1) the actual status and progress of the project,

(2) specific progress made toward achieving the project’s milestones, and,

(3) any proposed changes in the project’s schedule required to complete milestones.

D. Funding and Costing Profile: Provide a table (the Project Funding Profile) that shows, by budget period, the amount of government funding going to each project team member. Also provide a table (the Project Costing Profile) that projects, by month, the expenditure of government funds for the first budget period, at a minimum.

E. Project Timeline: Provide a timeline of the project (similar to a Gantt chart) broken down by each task and subtask, as described in the Statement of Project Objectives. The timeline should include for each task, a start date, and end date. The timeline should show interdependencies between tasks and include the milestones that are identified in the Milestone Log (Section C).

F. Success Criteria at Decision Points: Provide success criteria for each decision point in the project, including go/no-go decision points and the conclusions of budget periods and the entire project. The success criteria should be objective and stated in terms of specific, measurable, and timely data. Usually, the success criteria pertain to desirable outcomes, results, and observations from the project.

[Note: As the first task in the Statement of Project Objectives, the Recipient will revise the version of the Project Management Plan that is submitted with its application by including details from the negotiation process. This Project Management Plan will be updated and submitted to DOE as required by the Recipient as the project progresses, and the Recipient must use this plan to report schedule and budget variances.

DATA MANAGEMENT PLAN

Not later than 90 days after the effective date that the IP waiver issue between DOE and the recipient is resolved, the Recipient must provide the Contracting Officer with a Data Management Plan (DMP). A DMP explains how data generated in the course of the research or work performed under an assistance award will be shared and preserved or, when justified, explains why data sharing or preservation is not possible or scientifically appropriate. The DMP is subject to DOE Contracting Officer review and approval.

In the event the DOE and the Recipient fails to agree on a DMP within the required 90 day time period, DOE may take one or more of the actions identified in 2 CFR 200.388, including, but not limited to, temporarily withholding payments to the Recipient pending correction of the deficiency, or wholly or partially suspending or terminating the Federal award.

FINANCIAL COMMITMENT/FUNDING PLAN

Not later than 60 days after the effective date of the award, or 60 days from the approval date of the yearly continuation application:

a. The Recipient shall provide to DOE an updated total project cost estimate along with evidence of firm commitments for the full private sector share of the project cost. Such evidence may include executed loans, bond financing agreements, state or local grants, and third party contribution agreements. For each non-governmental source of cost-sharing, the Recipient shall provide audited financial statements for the most recent two years.

b. If firm commitments for the full private sector share of the project cost have not been secured, Recipient shall provide evidence of firm commitments made to date, as set forth in paragraph a, and a detailed Funding Plan in accordance with the requirements set forth below:

1.	The Funding Plan will demonstrate a reasonable plan to obtain the balance of funding for the private sector share of the project cost. The Funding Plan must identify all anticipated sources of the private sector cost-share such as bank loans, bond offerings, state or local grants, and equity contributions.
2.	The Recipient shall provide a full description of any limitations, conditions or other factors that could affect the availability of funding. If third party financing will be a source of project funds, the Recipient shall discuss the timing, conditionality and terms and conditions of such financing.
3.	Audited financial statements for the most recent two fiscal years shall be provided for each non-governmental source of funds. If a source does not have audited financial statements, that source should provide equivalent financial statements prepared by the party, in accordance with Generally Accepted Accounting Principles, and certified as to accuracy and completeness by the Chief Financial Officer of the party providing the statements.
4.	The Recipient shall obtain and provide a commitment letter from each source, signed by an officer of the corporation or other entity that is authorized to commit the funding to the proposed project. The amount of funds to be provided, the timing of the funding, and any contingencies, should be specified. Commitment letters should identify the type of proposed cost sharing (e.g., cash, services, and/or property) to be contributed.
5.	If in-kind contributions of property or services are proposed, the Recipient shall provide support for their valuation and explain how the valuation was determined.

6.	If the project will be financed on a non-recourse basis, the Recipient shall provide a working financial model (in MS Excel 2013 or newer) that provides projections of the project including an income statement, balance sheet, cash flow statement, and sources and uses of funds statement, all on an annual basis with appropriate supporting schedules. The financial projections should be developed in this financial model, commencing with the initial project development phase and extending through the period of operations needed to obtain funding. The model should be provided in electronic form including cell formulas so that review of the model assumptions and sensitivity calculations may be facilitated. The recipient shall provide a description and explanation for each of the financial, economic, and operating assumptions for the project. The assumptions should be consistent with and supported by the information provided in the project cost estimate. In the event, DOE determines that the information provided by Recipient is inadequate to assure the availability of full funding for the private sector share of the project cost, DOE reserves the right, at DOE¿s discretion, to: (1) stop payment, (2) renegotiate the project scope and/or payment schedule, or (3) after Recipient is provided 30 days advance written notice and opportunity to cure, declare the grant terminated by mutual agreement. Should DOE declare the grant terminated, the Recipient shall be entitled to payment of DOE’s share of allowable project cost incurred prior to the date of termination plus the reasonable cost of terminating contracts. DOE’s maximum liability for project cost in the event of termination is the amount of DOE obligated funds to date.

AT RISK FOR FINANCIAL CAPABILITY

You have been determined to be at risk for financial capability for the following reason(s):

1)       The current rate agreement for fringe benefits and indirect rates will expire on 31 December 2019.

2)       NuScale doesn’t have a Funding Commitment letter from Fluor past the first yearly budget period.

Based on this determination the following requirements, as listed below, have been incorporated into this award.

1)	Within 60 days of the NuScale fiscal year ending, NuScale shall provide sufficient data and information to DOE for review so DOE can either approve or disapprove a forward rate agreement for the next budget. Because the indirect rates will be reviewed and approved after the start date of the award or start date of the yearly continuation application, the procedures for adjusting the indirect rates is covered in the original award cover page under the two clauses titled 1) NEGOTIATION AND APPROVAL OF INDIRECT RATES, and 2) PROCEDURES FOR MANAGING AND MONITORING INDIRECDT COSTS.
2)	NuScale and Fluor shall provide yearly, or sooner if available, funding commitment letters for the next budget period, or for the remainder of the project, when NuScale submits its yearly continuation application to the DOE.
3)	The procedures discussed in the FINANCIAL COMMITMENT/FUDNING PLAN clause located in this b6 – Special Conditions document.

You may report any change in circumstances that impact DOE’s determination of your financial capability. If you feel that your circumstances have changed to this degree, you may request a re-evaluation at any time after 6 months from the initial determination. Please provide a written request and support to the DOE Award Administrator, Mark Payne.

Award DE-NE0008928 Data Management Plan

Award DE-NE0008928

Data Management Plan

Dept. of Energy Contract Number DE-NE0008928

July 24, 2020

DOE Classification: Privileged & Confidential

NuScale Classification: Confidential, Proprietary Class 3

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